Exhibit 10.26
FOURTH AMENDMENT TO LEASE AGREEMENT
     THIS FOURTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered on and to be effective as of August 25, 2006, by and between ACQUIPORT DFWIP, INC., a Delaware corporation, as lessor (“Lessor”), and SPORT SUPPLY GROUP, INC., a Delaware corporation, as lessee (“Lessee”).
R E C I T A L S
     WHEREAS, Merit Investment Partners, L.P. (“Original Lessor”), predecessor in interest to Lessor, and Lessee entered into that certain Lease Agreement dated July 28, 1989, as amended by (i) that certain First Amendment to Lease dated as of July 13, 1998, by and between Lessor and Lessee; (ii) that certain Second Amendment to Lease Agreement dated as of July 31, 2000, by and between Lessor and Lessee; and (iii) that certain Third Amendment to Lease Agreement dated as of April 15, 2004 (the “Third Amendment”), by and between Lessor and Lessee (as amended, the “Lease”), pursuant to which Lessee leases from Lessor certain industrial space known as 1901 Diplomat, Farmers Branch, Texas (the “Premises”); and
     WHEREAS, Lessee has requested to extend the term of the Lease, and Lessor and Lessee desire to set forth the terms and conditions upon which the Lease will be extended.
     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lessor and Lessee hereby agree that the Lease should be, and hereby is, amended as follows:
     1. Term of Lease. The term of the Lease shall be extended to December 31, 2010 (unless terminated sooner pursuant to the Lease). As used herein, the term “Extended Term” shall mean the period from January 1, 2008 through December 31, 2010.
     2. Minimum Fixed Rent. The minimum fixed rent, as such term is used in the Lease, shall continue to mean, for each month during the Extended Term, $37,286.00 per month. Notwithstanding the foregoing, Lessor agrees to abate Lessee’s minimum fixed rent for the 90-day period from October 1, 2006 through December 31, 2006; however, Lessee shall continue to pay all other charges under the Lease, including, without limitation, taxes, utility charges, and insurance costs during such 90-day period.
     3. Improvements to Premises. Lessor shall deliver the Premises to Lessee in its as-is condition. Lessor has agreed to Lessee’s completion in the Premises of those leasehold improvements described in Exhibit A hereto (the “Improvements”). All work with respect to the Improvements shall (a) be performed substantially as described in Exhibit A; (b) be performed in such a manner as to maintain harmonious labor relations and not to interfere with or delay any other work and activities being carried on by Lessor, any of Lessor’s contractors, and other tenants; (c) be designed, performed, and completed in strict compliance with the Lease and with all building standards and regulations established by Lessor; (d) be completed by contractors and subcontractors approved by Lessor; (e) be coordinated by all contractors and subcontractors engaged by Lessee so as to insure timely completion thereof; (f) be coordinated with Lessor with respect to the movement of equipment and materials; (g) not adversely affect the structure or safety of the Building; (h) comply with all building, safety, fire, plumbing, electrical, and other codes and governmental and insurance requirements; (i) not result in any usage in excess of services provided by Lessor under the Lease for the Premises, including water, electricity, gas, heating, ventilating, and air conditioning (either during or after such work), unless prior written arrangements satisfactory to Lessor are made with respect thereto; and (j) be completed promptly and in a good and workmanlike manner.
     So long as no Event of Default (or event which with notice and/or lapse of time could become an Event of Default) under the Lease has occurred, Lessee shall be entitled to a cash allowance in the amount of Seventy Thousand and No/100 Dollars ($70,000,00) (the “Improvement Allowance”) toward the construction of the Improvements in the Premises, which shall be payable to Lessee within thirty (30) days after receipt by Lessor of (a) original invoices of the general contractor aggregating at least the amount requested, and (b) original final lien waivers and/or original releases of liens from the general contractor and all subcontractors associated with the Improvements who perform work, the cost of which exceeds $2,500.00 (collectively, the “Construction Documentation”), Lessee acknowledges and agrees that Lessor has conditioned its agreement to fund the Improvement Allowance on the payment thereof on or before December 31, 2006. Therefore, all Construction Documentation must be delivered to Lessor on or before November 30, 2006, and any portion of the Improvement Allowance remaining after payment of the amount supported by such Construction Documentation will be deemed forfeited by Lessee.
     4. Surrender of Premises. The following is hereby added to Section 4.07 of the Lease:
“Lessee must, at Lessee’s sole cost, remove upon termination of this Lease, any and all of Lessee’s furniture, furnishings, equipment, movable partitions of less than full height from floor to ceiling and other trade fixtures and personal property (collectively, ‘Personalty’). Personalty not so removed shall be deemed abandoned by the Lessee and title to the same shall thereupon pass to Lessor under this Lease as by a bill of sale, but Lessee shall remain responsible for the cost of removal and disposal of such Personalty, as well as any damage caused by such removal.”
     5. Waiver of Subrogation. The second paragraph of Section 5.03 of the Lease is hereby deleted in its entirety, and the following is hereby substituted therefor:
     “So long as their respective insurers so permit, Lessee and Lessor hereby mutually waive their respective rights of recovery against each other (and their respective agents and employees) for any loss insured by fire, extended coverage, All Risks or other property insurance now or hereafter existing for the benefit of the respective party but only to the extent of the net insurance proceeds payable under such policies. SUCH WAIVER AND RELEASE SHALL APPLY EVEN IF THE LOSS OR DAMAGE SHALL HAVE BEEN CAUSED BY THE FAULT OR NEGLIGENCE OF EITHER PARTY OR ITS AGENTS OR EMPLOYEES; provided, however, that such waiver and release shall not apply if the loss or damage was caused by the intentionally wrongful acts or omissions of either party or its agents or employees. Each party shall obtain any special endorsements required by their insurer to evidence compliance with the aforementioned waiver.”
     6. Insurance.
     (a) The following is hereby added to the first paragraph of Section 5.04 of the Lease:
“Notwithstanding the foregoing, Lessor agrees that Lessee may opt out of the workers’ compensation program so long as Lessee has taken all action necessary under the Workers’ Compensation Act to opt out of providing such coverage, and so long as Lessee either maintains reserves in an amount satisfactory to Lessor to satisfy any potential claims or maintains a primary employer’s indemnity policy in the amount of $1,000,000.00 per occurrence to satisfy any potential claims.”
     (b) The second paragraph of Section 5.04 of the Lease is hereby deleted in its entirety, and the following is hereby substituted therefor:
     “The aforesaid policies shall (a) be provided at Lessee’s expense; (b) name the Lessor Entities as additional insureds (General Liability) and loss payee (Property—Special Form); (c) be issued by an insurance company with a minimum Best’s rating of ‘A-:VII’ during the term of this Lease; and (d) provide that said insurance shall not be canceled unless thirty (30) days prior written notice (ten days for non-payment of premium) shall have been given to Lessor; a certificate of Liability insurance on ACORD Form 25 and a certificate of Property insurance on ACORD Form 28 shall be delivered to Lessor by Lessee upon the commencement date and at least five (5) days prior to each renewal of said insurance.”

     7. Renewal Option. Lessor hereby acknowledges that the Renewal Option (as defined in Paragraph 7 of the Third Amendment) shall continue to be made available to Lessee upon the terms and conditions set forth in the Third Amendment; provided, however, that the term “Extended Term”, as used in such Paragraph 7 shall hereafter be deemed to refer to the Extended Term (as defined in this Amendment).
     8. Termination Option. The termination option set forth in Paragraph 8 of the Third Amendment is hereby deleted in its entirety.
     9. Financial Statements and Credit Reports. At Lessor’s request, Lessee shall deliver to Lessor a copy, certified by an officer of Lessee as being a true and correct copy, of Lessee’s most recent audited financial statement, or, if unaudited, certified by Lessee’s chief financial officer as being true, complete and correct in all material respects. So long as (a) no Event of Default (or event which with notice and/or lapse of time could become an Event of Default) has occurred under the Lease, and (b) Lessee has not become insolvent and has not admitted in writing its inability to pay its debts generally as they become due, Lessee shall not be required to provide such financial statements more often than once in any twelve-month period; provided, however, that Lessor shall be entitled to request additional financial statements if (i) such financial statements are required by Lessor’s lender or a potential purchaser of the Building, or (ii) Lessor reasonably believes that Lessee’s Financials have changed since the date of a prior statement or report. Lessee hereby authorizes Lessor to obtain one or more credit reports on Lessee at any time, and shall execute such further authorizations as Lessor may reasonably require in order to obtain a credit report.
     10. Lessee’s Authority. If Lessee signs as a corporation, partnership, trust or other legal entity, each of the persons executing this Amendment on behalf of Lessee represents and warrants that Lessee has been and is qualified to do business in the state in which the Premises are located, that the entity has full right and authority to enter into this Amendment, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions.
Lessee hereby represents and warrants that neither Lessee, nor any persons or entities holding any legal or beneficial interest whatsoever in Lessee, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App, §5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the term, an Event of Default will be deemed to have occurred, without the necessity of notice to Lessee.
     11. Brokerage Commissions. Each of the parties hereto represents and warrants to the other that it has not dealt with any broker or finder in connection with this Amendment, except Cushman & Wakefield of Texas, Inc. and RREEF Management Company (collectively, “the Brokers”), which Brokers are being paid by Lessor pursuant to a separate agreement. Lessor and Lessee agree to indemnify and defend (with counsel reasonably acceptable to the other) the other party and to hold the other party harmless from and against any liability for claims for commissions or fees by any other broker or finder based on the acts of the indemnifying party.
     12. Effectiveness. Except as modified herein, all other terms and conditions of the Lease shall remain unchanged and shall continue in full force and effect.
     13. Time and Governing Law. Time is of the essence of this Amendment and all of its provisions. The laws of the State of Texas and of the United States of America shall govern the rights, remedies, and duties of the parties hereto and the validity, construction, enforcement, and interpretation hereof.

     14. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     15. Illegality. If any provision of this Amendment is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Amendment shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.
     16. Limited Liability. Redress for any claim against Lessor under this Amendment or the Lease shall be limited to and enforceable only against and to the extent of Lessor’s interest in the Premises. The obligations of Lessor under this Amendment and the Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Lessor be liable to Lessee hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LESSOR: ACQUIPORT DFWIP, INC., a Delaware corporation
By:	/s/ Bryan B. Marsh
Name: Bryan B. Marsh III
Title: Vice President

LESSEE: SPORT SUPPLY GROUP, INC., a Delaware corporation
By:	/s/ T. M. Babilla
Name: Terrence M. Babilla
Title: President

EXHIBIT A
Parking Lot Lighting; replace existing bulbs on 6 pole lights; add fifteen (15) additional canopy lights, five (5) ground flood lights and one (1) additional wall pack.
Security System; install a new security system to handle fire and burglar alarms as well as maintain current security card access system.
Install two (2) Big Ass fans in warehouse.
Perform overhead door maintenance, including repair of bottom sections of six (6) doors and performing door and dock leveler maintenance on nineteen (19) dock doors, one (1) horizontal slide door and one (1) mechanical dock leveler.
Fill cracks in warehouse floor.